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                                                                    EXHIBIT 23.5

                          FINANCIAL ADVISOR'S CONSENT

The Board of Directors
Penske Motorsports, Inc.:

     We consent to the inclusion in this Registration Statement on Form S-4 of Penske Motorsports, Inc. ("PMI") of a copy of our report dated October 7, 1997 relating to the fairness, from a financial point of view, to North Carolina Motor Speedway, Inc. ("NCMS") of the merger of NCMS with and into Penske Acquisition, Inc. ("Merger Sub") pursuant to an Agreement and Plan of Merger dated August 5, 1997 among NCMS, PMI and Merger Sub, which report appears as Annex C to the Proxy Statement/Prospectus which is a part of this Registration Statement, and to the references to us in such Proxy Statement/Prospectus.

/s/ Interstate/Johnson Lane Corporation
INTERSTATE/JOHNSON LANE CORPORATION
Charlotte, North Carolina

October 23, 1997